Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164346
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 24, 2010)

RAM ENERGY RESOURCES, INC.

UP TO $25,000,000 OF SHARES OF COMMON STOCK

RAM Energy Resources, Inc. has entered into an equity distribution agreement with Knight Capital Americas, L.P. (“KCA”) relating to up to $25,000,000 of shares of our common stock, par value $0.0001, referred to as the offered securities, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell up to the maximum dollar amount of our shares from time to time through KCA as our sales agent. Sales of the shares, if any, may be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market (“NASDAQ”) at market prices and such other sales as agreed upon by us and KCA. KCA will receive from us a commission of 3% based on the gross sales price per share for any shares sold through it as agent under the equity distribution agreement.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act and is quoted on the NASDAQ under the symbol “RAME”. The last reported sales price per share of our common stock as reported by the NASDAQ on March 16, 2011 was $1.76.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Knight

The date of this prospectus supplement is March 17, 2011.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and KCA has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any related free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying prospectus and any related free writing prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

PRESENTATION OF INFORMATION

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, we may offer and sell our securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, you are provided with specific information about the terms of the offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in the offered securities. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed, in accordance with SEC rules, to have been furnished and not filed), prior to the termination of this offering. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this incorporated information.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011.

•	Our Current Report on Form 8-K filed with the SEC on March 10, 2011.

•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 2, 2010 (only those parts incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009).

•	The description of our common stock set forth in our Registration Statement on Form 8A-12G filed with the SEC on April 13, 2004, and any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to G. Les Austin, Chief Financial Officer, RAM Energy Resources, Inc., 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, telephone (918) 663-2300. Copies of these reports and documents are also available on our website at http://www.ramenergy.com. Our website is not a part of this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Our SEC filings can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials were filed electronically with the SEC and are available at the SEC’s website at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free-writing prospectus and the documents incorporated by reference herein and therein include certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus supplement, the accompanying prospectus, any free-writing prospectus and the documents incorporated by reference herein and therein regarding our financial position, business strategy, plans and objectives of our management of future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

Additional statements concerning important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus supplement and in the documents incorporated into this prospectus supplement. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

When we use the terms “RAM Energy Resources”, the “Company”, “we”, “us”, and “our”, we are referring to RAM Energy Resources and its subsidiaries, unless the context otherwise requires.

RAM Energy Resources, Inc.

We were incorporated in Delaware on February 5, 2004. Our operations are encompassed in our wholly owned primary subsidiaries, RAM Energy, Inc. and RAM Operating Company, Inc. and their respective subsidiaries. We are an independent oil and natural gas company engaged in the acquisition, development, exploitation, exploration and production of oil and natural gas properties, primarily in Texas, Louisiana and Oklahoma. Our producing properties are located in highly prolific basins with long histories of oil and natural gas operations. We have been active in our core producing areas of Texas, Oklahoma and Louisiana since our inception in 1987 and have grown through a balanced strategy of acquisitions, development and exploratory drilling. We have completed over 24 acquisitions of producing oil and natural gas properties and related assets for an aggregate purchase price in excess of $700.0 million. Through December 31, 2010, we have drilled or participated in the drilling of 846 oil and natural gas wells, approximately 94% of which were successfully completed and produced hydrocarbons in commercial quantities. Our management team has extensive technical and operating expertise in all areas of our geographic focus.

A summary of our business and operations is included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010, which is incorporated herein by reference. Our offices are located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, and our telephone number is (918) 663-2800.

The Offering

Issuer	RAM Energy Resources, Inc.

Offered Securities	Shares of common stock having an aggregate offering price of up to $25,000,000.

Use of Proceeds	We intend to use the net proceeds from the sale of shares to prepay a portion of our $75.0 million second lien term loan. See “Use of Proceeds” on page S-18 of this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-4 and page 3 of the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

NASDAQ symbol	Our common stock is traded on the NASDAQ Capital Market under the symbol “RAME”.

RISK FACTORS

Risks Related to Our Business

The volatility of oil and natural gas prices greatly affects our profitability.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves, and may result in further write-downs of the carrying values of our oil and natural gas properties as a result of our use of the full cost accounting method.

Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	speculation in the price of commodities in the commodity futures market;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of drilling rigs and completion equipment;

•	the availability of pipeline capacity;

•	the price and volume of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty.

Oil and natural gas prices could decline to a point where it would be uneconomic for us to sell our oil and natural gas at those prices, which could result in a decision to shut in production until the prices increase.

Our oil and natural gas properties will become uneconomic when oil and natural prices decline to the point at which our revenues are insufficient to recover our lifting costs. For example, in 2010, our average lifting costs were approximately $18.49 per Boe, or $3.08 per Mcfe. A market price decline below that price would result in our having to shut in certain production until prices increase.

A decline of oil and natural gas prices or a prolonged period of reduced oil and natural gas prices could result in a decrease in our exploration and development expenditures, which could negatively impact our future production.

We currently expect to have sufficient cash flows from operations to meet our projected non-acquisition capital expenditure needs for 2011. However, if oil and natural gas prices decline or reduce to lower levels for a prolonged period of time, we may be unable to continue to fund capital expenditures at historical levels due to the decreased cash flows that will result from such reduced oil and natural gas prices. Additionally, a decline in oil and natural gas prices or a prolonged period of lower oil and natural gas prices could result in a reduction of our borrowing base under our credit facility, which will further reduce the availability of cash to fund our operations. As a result, we may have to reduce our capital expenditures in future years. A decrease in our capital expenditures will likely result in a decrease in our production levels.

Reduced development capital expenditures in 2011 could result in decreased production in 2012.

In 2010, our capital expenditures related to development and exploitation activities were approximately $27.9 million. For 2011, we have budgeted $23.0 million for capital expenditures related to development and exploitation activities and related geological and geophysical costs, an 18% decrease over the prior year. This anticipated decline in capital expenditures for development and exploitation activities could result in a decrease in production in 2012 and possibly beyond, unless our development and exploitation capital expenditures are subsequently increased, we find increased productive reserves through our exploration program or we acquire more production through strategic acquisitions.

Continued weakness in economic conditions or uncertainty in financial markets may have material adverse impacts on our business that we cannot predict.

U.S. and global economies and financial systems have continued to experience turmoil and upheaval characterized by extreme volatility in prices of securities, diminished liquidity and credit availability, inability to access capital markets, the bankruptcy, failure, collapse or sale of financial institutions, continued high levels of unemployment, and an unprecedented level of intervention by the U.S. federal government and other governments. Although some portions of the economy appear to have stabilized or even improved and there have been signs of the beginning of recovery, the extent and timing of a recovery, and whether it can be sustained, are uncertain. Continued weakness in the U.S. or global economies could materially adversely affect our business and financial condition. For example:

•	the demand for oil and natural gas in the U.S. has declined and may remain at low levels or further decline if economic conditions remain weak, and continue to negatively impact our revenues, margins, profitability, operating cash flows, liquidity and financial condition;

•	the tightening of credit or lack of credit availability to our customers could adversely affect our ability to collect our trade receivables;

•	our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital for our business, including for exploration and/or development of our reserves; and

•	our commodity hedging arrangements could become ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Oil prices have improved significantly in 2010 as compared to 2009 while natural gas prices continue to stagnate. Our profitability is directly related to the prices we receive for the sale of the oil and natural gas we produce. In early July 2008, commodity prices reached record levels in excess of $140.00 per barrel for crude oil and $13.00 per Mcf for natural gas. The 2008 year ended with market prices dropping to $44.00 for crude oil and $4.00 for natural gas, a 69% to 73% decline from the earlier highs. During 2009, market prices ended at a high of approximately $72.00 for crude oil and $4.00 for natural gas. As of December 31, 2010, crude oil prices continued to rise to approximately $87.00 while natural gas. prices remained constant at approximately $4.00.

Our success depends on acquiring or finding additional reserves.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are produced, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must commence exploratory drilling, undertake other replacement activities or utilize third parties to accomplish these activities. There can be no assurance, however, that we will have sufficient resources to undertake these actions, that our exploratory projects or other replacement activities will result in significant additional reserves or that we will succeed in drilling productive wells at low finding and development costs. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

In accordance with customary industry practice, we rely in part on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubular goods, fracing and completion services and production equipment. The oil and natural gas industry has experienced significant volatility in cost for these services in recent years and this trend is expected to continue into the future. Any future cost increases could significantly increase our development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

The actual quantities and present values of our proved oil and natural gas reserves may be less than we have estimated.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other SEC filings by us contain estimates of our proved oil and natural gas reserves and the estimated future net revenues from those reserves. These estimates are based on various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, timing of operations, and availability of funds. The process of estimating oil and natural gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering, and economic data for each reservoir. These estimates are dependent on many variables, and therefore changes often occur as these variables evolve. Therefore, these estimates are inherently imprecise. For example, total revisions of our previous reserve estimates decreased proved reserves by 3.3 MMBoe or approximately 10% of our reserves at the beginning of the year. The revisions included a positive increase of 1.8 MMBoe or 5% of the beginning of the year reserves caused by higher oil and gas prices. This positive revision was offset by the downward revision of 1.1 MMBoe caused by the transfer of proved undeveloped to unproved categories as a result of changes to the company development plans during 2010, and 4.0 MMBoe of the downward revisions were mostly due to changes in well performance in our gas properties in South Texas.

Actual future production, oil and natural gas prices, revenues, production taxes, development expenditures, operating expenses, and quantities of producible oil and natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities of and present values related to proved reserves disclosed by us, and the actual quantities and present values may be less than we have previously estimated. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development activity, prevailing oil and natural gas prices, costs to develop and operate properties, and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production on adjacent properties. As of December 31, 2010, approximately 38%, or 9.2 MMBoe, of our estimated proved reserves were proved undeveloped, and approximately 7%, or 1.7 MMBoe, were proved developed non-producing. In order to develop our proved undeveloped reserves, we estimate approximately $101.8 million of capital expenditures will be required. Production revenues from proved developed non-producing reserves will not be realized until sometime in the future and after some investment of capital. In order to bring production on-line for our proved developed non-producing reserves, we estimate capital expenditures of approximately $8.3 million will be required. The estimated abandonment costs associated with our Louisiana production facilities make up the balance of our anticipated capital expenditures. Although we have estimated our reserves and the costs associated with these reserves in accordance with industry standards, estimated costs may not be accurate, development may not occur as scheduled and actual results may not occur as estimated.

You should not assume that the PV-10 Value and standardized measure of discounted future net cash flows included in our 2010 Form 10-K represent the current market value of our estimated proved oil and natural gas reserves. Management has based the estimated discounted future net cash flows from proved reserves on price and cost assumptions required by the SEC, whereas actual future prices and costs may be materially higher or lower. For example, our proved reserves and PV-10 Values as of December 31, 2010, were estimated using the 12-month unweighted arithmetic average of the first-day-of-the-month price of $79.43 per Bbl of oil (NYMEX West Texas Intermediate settle price) and $4.38 per Mcf of natural gas (Platts Henry Hub spot price). We then adjust these base prices to reflect appropriate basis, quality, and location differentials over that period in estimating our proved reserves. During 2010, our monthly average realized oil prices, excluding the effect of hedging, were as high as $86.84 per Bbl and as low as $71.92 per Bbl. For the same period, our monthly average realized natural gas prices before hedging were as high as $5.72 per Mcf and as low as $3.27 per Mcf. Many other factors will affect actual future net cash flows, including:

•	Amount and timing of actual production;

•	Supply and demand for oil and natural gas;

•	Curtailments or increases in consumption by oil purchasers and natural gas pipelines; and

•	Changes in government regulations or taxes.

The timing of production from oil and natural gas properties and of related expenses affects the timing of actual future net cash flows from proved reserves, and thus their actual present value. Our actual future net cash flows could be less than the estimated future net cash flows for purposes of computing PV-10 Values. In addition, the ten percent discount factor required by the SEC to be used to calculate PV-10 Values for reporting purposes is not necessarily the most appropriate discount factor given actual interest rates, costs of capital, and other risks to which our business and the oil and natural gas industry in general are subject.

We expect to obtain a substantial portion of our funds for property acquisitions and for the drilling and development of our oil and natural gas properties through a combination of cash flows from operations and borrowings. If such borrowed funds were not available to us, or if the terms upon which such funds would be available to us were unfavorable, our ability to acquire oil and natural gas properties, the further development of our oil and natural gas reserves, and our financial condition and results of operations, could be adversely affected.

We expect to fund a substantial portion of our future property acquisitions and our drilling and development operations with a combination of cash flows from operations and borrowed funds. To the extent such borrowed funds are not available to us at all, or if the terms under which such funds would be available to us would be unfavorable, our ability to acquire oil and natural gas properties and the further development of our oil and natural gas reserves could be adversely impacted. In such events, we may be unable to replace our reserves of oil and natural gas which, subsequently, could adversely affect our financial condition and results of operations.

The continued tightness in the financial and credit markets may expose us to counterparty risk with respect to our sales of oil and natural gas.

We sell our crude oil, natural gas and natural gas liquids to a variety of purchasers. Some of these parties may not be as creditworthy as we are and may experience liquidity problems. Nonperformance by a trade creditor could result in our incurring losses.

Operating hazards and uninsured risks may result in substantial losses.

Our operations are subject to all of the hazards and operating risks inherent in drilling for, and the production of, oil and natural gas, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, we may be liable for environmental damage caused by previous owners of properties purchased by us, which liabilities would not be covered by our insurance.

Our operations are subject to various governmental regulations that require compliance that can be burdensome and expensive.

Our operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge from drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management, and compliance with these laws may cause delays in the additional drilling and development of our properties. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue. While historically we have not experienced any material adverse effect from regulatory delays, there can be no assurance that such delays will not occur in the future.

Unusual weather patterns or natural disasters, whether due to climate change or otherwise, could negatively impact our financial condition.

Our business depends, in part, on normal weather patterns across the United States. Natural gas demand and prices are particularly susceptible to seasonal weather trends. Warmer than usual winters can result in reduced demand and high season-end storage volumes, which can depress prices to unacceptably low levels. In addition, because a majority of our properties are located in Texas, Louisiana and Oklahoma, our operations are constantly at risk of extreme adverse weather conditions such as hurricanes and tornadoes. Any unusual or prolonged adverse weather patterns in our areas of operations or markets, whether due to climate change or otherwise, could have a material and adverse impact on our business, financial condition and cash flow. In addition, our business, financial condition and cash flow could be adversely affected if the businesses of our key vendors, purchasers, contractors, suppliers or transportation service providers were disrupted due to severe weather, such as hurricanes or floods, whether due to climate change or otherwise.

Climate change and government laws and regulations related to climate change could negatively impact our financial condition.

In addition to other climate-related risks set forth in this “Risk Factors” section, we are and will be, directly and indirectly, subject to the effects of climate change and may, directly or indirectly, be affected by government laws and regulations related to climate change. We cannot predict with any degree of certainty what effect, if any, possible climate change and new and developing government laws and regulations related to climate change will have on our operations, whether directly or indirectly. While we believe that it is difficult to assess the timing and effect of climate change and pending legislation and regulation related to climate change on our business, we believe that climate change and government laws and regulations related to climate change may affect, directly or indirectly, (i) the cost of the equipment and services we purchase, (ii) our ability to continue to operate as we have in the past, including drilling, completion and operating methods, (iii) the timeliness of delivery of the materials and services we need and the cost of transportation paid by us and our vendors and other providers of services, (iv) insurance premiums, deductibles and the availability of coverage, and (v) the cost of utility services, particularly electricity, in connection with the operation of our properties. In addition, climate change may increase the likelihood of property damage and the disruption of our operations, especially in coastal states. As a result, our financial condition could be negatively impacted by significant climate change and related governmental regulation, and that impact could be material.

Regulation and recent court decisions related to greenhouse gas emissions could have an adverse effect on our operations and demand for oil and natural gas.

The U.S. Congress has previously considered legislation to reduce emissions of “greenhouse gases,” including carbon dioxide, methane and nitrous oxide among others, which some studies have suggested may be contributing to warming of the earth’s atmosphere. However, legislation to reduce greenhouse gases appears less likely in the near term. As a result, near term regulation of greenhouse gases, if any, is more likely to come from regulatory action by EPA or by the several states that have already taken legal measures to reduce emissions of greenhouse gases.

As a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, 549 U.S. 497 (2007), finding that greenhouse gases fall within the Clean Air Act (“CAA”) definition of “air pollutant,” the Environmental Protection Agency (“EPA”) was required to determine whether emissions of greenhouse gases “endanger” public health or welfare. As a result, the EPA has adopted regulations requiring Clean Air Act (“CAA”) permitting of greenhouse gas emissions from stationary and mobile sources. On December 15, 2009, EPA promulgated its final rule, “Endangerment and Cause or Contribute Findings for Greenhouse Gases Under Section 202(a) of the Clean Air Act,” finding that (i) the current and projected emissions of six key well-mixed greenhouse gases, including carbon dioxide and methane, constitute a threat to public health and welfare, and (ii) the combined emissions from motor vehicles cause and contribute to the climate change problem which threatens public health and welfare. These findings did not themselves impose any requirements on industry or other entities, but were a prerequisite to EPA’s adoption of greenhouse gas emission standards for motor vehicles. On May 7, 2010, EPA and the Department of Transportation’s National Highway Traffic and Safety Administration, or NHTSA, promulgated a final action establishing a national program providing new standards for certain motor vehicles to reduce greenhouse gas emissions and improve fuel economy, with EPA adopting the standards under the CAA, and NHTSA adopting the standards as Corporate Average Fuel Economy standards under the Energy Policy and Conservation Act. While these motor vehicle regulations do not directly impact oil and natural gas production operations, the result of these actions are significant in that they automatically trigger application of certain CAA permit programs for stationary greenhouse gas emissions sources, potentially including oil and natural gas production operations. These programs, the Prevention of Significant Deterioration (“PSD”) and Title V Operating Permit programs, have historically applied to sources of air pollutants “subject to regulation” with emissions exceeding 100 and 250 tons per year. To avoid the broad impact of such low permitting thresholds for greenhouse gas emission sources, on June 3, 2010, EPA promulgated its “Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule,” to add new higher thresholds of 75,000 tons per year carbon dioxide equivalents (“CO2e”) for modifications and 100,000 tons per year CO2e for new sources.

Additionally, EPA has promulgated separate regulations requiring greenhouse gas emission reporting from certain industry sectors, including natural gas production. On October 30, 2009, EPA promulgated a final mandatory greenhouse gas reporting rule which will assist EPA in developing policy approaches to greenhouse gas regulation. This reporting rule became effective on December 29, 2009. On November 30, 2010, EPA promulgated additional mandatory greenhouse gas reporting rules that apply specifically to oil and natural gas production for implementation in 2011.

Though under review by the D.C. Circuit, EPA’s rules promulgated thus far have survived petitions for stay, and are currently final and effective, and will remain so unless vacated or remanded by the court, or unless Congress adopts legislation preempting EPA’s regulatory authority to address greenhouse gases under the CAA.

Beyond legislative and regulatory developments, there have been several recent court cases impacting this area of risk related to greenhouse gas emissions. The final decisions in these cases may expose us to similar litigation risk.

The decisions in these cases may expose us, as potentially an emitter of significant direct and indirect emission sources of greenhouse gases, to similar litigation risk.

International treaties. Other nations have already agreed to regulate emissions of greenhouse gases pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol,” an international treaty pursuant to which participating countries (not including the United States) agreed to reduce their emissions of greenhouse gases to below 1990 levels by 2012. Though the 16th meeting of the Council of the Parties in Mexico in November and December 2010 did not produce a legally binding final agreement, international negotiations continue, with the participation of the United States.

International developments, passage of state or federal climate control legislation or other regulatory initiatives, the implementation of regulations by EPA and analogous state agencies that restrict emissions of greenhouse gases in areas in which we conduct business, or further development of case law allowing claims based upon greenhouse gas emissions, could have an adverse effect on our operations and financial condition as a result of material increases in operating and production costs and litigation expense due to expenses associated with monitoring, reporting, permitting and controlling greenhouse gas emissions or litigating claims related to emissions of greenhouse gases, and the demand for oil and natural gas and increase the costs of our operations.

Potential legislative and regulatory actions relating to Federal income taxation and derivatives trading could increase our costs, reduce our revenue and cash flow from oil and natural gas sales, reduce our liquidity or otherwise alter the way we conduct our business.

In 2009, 2010 and 2011, the administration of President Obama made budget proposals which, if enacted into law by Congress, would potentially increase and accelerate the payment of federal income taxes by independent producers of oil and natural gas. Proposals have included, but have not been not limited to, repealing the expensing of intangible drilling costs, repealing the deduction for the cost of qualified tertiary expenses, repealing the exception to the passive loss limitation for working interests in oil and natural gas properties, repealing the percentage depletion allowance, repealing the manufacturing tax deduction for oil and natural gas companies, and increasing the amortization period of geological and geophysical expenses. In 2009 and 2010, legislation which would have implemented the proposed changes was introduced but not enacted. It is unclear whether legislation supporting any of the above described proposals, or designed to accomplish similar objectives, will be introduced or, if introduced, would be enacted into law or, if enacted, how soon resulting changes would become effective. However, the passage of any legislation designed to implement changes in the U.S. federal income tax laws similar to the changes included in the budget proposals offered by the White House in 2009, 2010 and 2011 could eliminate certain tax deductions currently available with respect to oil and gas exploration and development, and any such changes (i) could make it more costly for us to explore for and develop our oil and natural gas resources and (ii) could negatively affect our financial condition and results of operations. On July 21, 2010, the President signed into law the “Wall Street Transparency and Accountability Act of 2010” (the “WSTA Act”) which directs the Federal Reserve to create uniform standards for the management of certain risks associated with, among other things, the trading of certain derivatives over the counter (“OTC”). In recent years, we have maintained an active price and basis protection hedging program related to the oil and natural gas we produce. Additionally, we have used the OTC market exclusively for our oil and natural gas derivative contracts and have relied on our hedging activities to manage the risk of low commodity prices and to predict with greater certainty the cash flow from our hedged production. While the manner in which the Federal Reserve will implement the directives contained in the WSTA Act is unclear, we anticipate such implementation may include the imposition of clearing and standardization requirements for all derivatives currently traded on the OTC and could restrict trading positions in the energy futures markets. While the ultimate impact on us of such changes, if implemented, is unclear, we anticipate they may materially reduce our hedging opportunities and could negatively affect our revenues and cash flow during periods of low commodity prices.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

We utilize hydraulic fracturing as a means to enhance the productive capability of our wells. Congress has previously considered legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of bills previously proposed before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. That proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, these bills, if adopted, could repeal the exemptions for hydraulic fracturing from the Safe Drinking Water Act. These legislative efforts have halted while EPA studies the issue of hydraulic fracturing. In 2010, EPA initiated a Hydraulic Fracturing Research Study to address concerns that hydraulic fracturing may affect the safety of drinking water. As part of that process, EPA requested and received information from the major fracturing service providers regarding the chemical composition of fluids, standard operating procedures and the sites where they engage in hydraulic fracturing. In February 2011, EPA released its Draft Plan to Study the Potential Impacts of Hydraulic Fracturing on Drinking Water Resources, proposing to study the lifecycle of hydraulic fracturing fluid and providing a comprehensive list of chemicals identified in fracturing fluid and flowback/produced water. These developments, as well as increased scrutiny of hydraulic fracturing activities by state authorities, may result in additional levels of regulation or level of complexity with respect to existing regulation at the federal and state levels that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing, which could result in limiting the productive capability of future wells in which we likely would utilize hydraulic fracturing and increase our costs of compliance and doing business.

We may not be able to borrow the full amount of the borrowing base under our revolving credit facility because of the amount of our Modified EBITDA. The inability to fully borrow funds up to our borrowing base could reduce our capital expenditures.

As of December 31, 2010, our borrowing base under our old revolving credit facility was $145.0 million. As of the same date, we had outstanding advances under the revolving credit facility of $116.5 million, leaving an aggregate availability under our revolver of $28.5 million. However, because of the amount of our Modified EBITDA, the financial covenants set forth in our old credit facility would have limited us to additional borrowings under our revolving credit facility as of December 31, 2010, of $23.7 million. On March 11, 2011, we entered into a new revolving credit facility with a borrowing base of $150.0 million. Based on our Modified EBITDA for the four fiscal quarters ending December 31, 2010, our borrowings would not have been limited under the new revolving credit facility. Should our Modified EBITDA decline, we may be unable to borrow funds up to the full amount of our borrowing base. Our inability to borrow the full amount of our borrowing base under our revolving credit facility could reduce our current year capital expenditures if we do not meet our goal of funding our 2011 capital expenditures from our operating cash flow.

Our method of accounting for investments in oil and natural gas properties may result in a further impairment of asset value, which could affect our stockholder equity and net profit or loss.

We use the full cost method of accounting for our investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a “full cost pool.” Capitalized costs in the pool are amortized and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs, net of amortization, exceed the after tax present value of estimated future net revenues from our proved oil and natural gas reserves (using a 10% discount rate) at any reporting date, such excess costs are charged to operations. We incurred no impairment charge for 2010. In 2009, we recorded a $47.6 million charge for the impairment of our oil and natural gas properties. This amount was in addition to the $269.4 million charge we recorded in 2008. These writedowns are not reversible at a later date, even if the present value of our proved oil and natural gas reserves increases as a result of an increase in oil or natural gas prices. Further price declines could result in additional impairments of asset value.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from sellers against them.

As part of our business strategy, we continually seek acquisitions of oil and natural gas properties. The successful acquisition of oil and natural gas properties requires assessment of many factors, which are inherently inexact and may be inaccurate, including the following:

•	future oil and natural gas prices;

•	the amount of recoverable reserves;

•	future operating costs;

•	future development costs;

•	failure of titles to properties;

•	costs and timing of plugging and abandoning wells; and

•	potential environmental and other liabilities.

Our assessment will not necessarily reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. With respect to properties on which there is current production, we may not inspect every well location, potential well location or pipeline in the course of our due diligence. Inspections may not reveal structural and environmental problems such as pipeline corrosion or groundwater contamination. We may not be able to obtain or recover on contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We face intensive competition in our industry.

We operate in a highly competitive environment. We compete with major and independent oil and natural gas companies, many of whom have financial and other resources substantially in excess of those available to us. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and natural gas prices and production, the availability of alternative energy sources and the application of government regulation.

Our use of derivative contracts is subject to risks that our counterparties may default on their contractual obligations to us and may cause us to forego additional future profits or result in our making cash payments.

Our use of derivative contracts could have the effect of reducing our revenues and the value of our common stock. To reduce our exposure to changes in the prices of oil and natural gas, we have entered into and will in the future enter into derivative contracts for a portion of our oil and natural gas production. Our derivative contracts are subject to mark-to-market accounting treatment, which means that the change in the fair market value of these instruments is reported as a non-cash item in our statement of operations each quarter, which typically result in significant variability in our net income. Derivative contracts expose us to the risk of financial loss and may limit our ability to benefit from increases in oil and natural gas prices in some circumstances, including the following:

•	the counterparty to the derivative contract may default on its contractual obligations to us;

•	there is a widening of the price differentials between delivery points for our production and the delivery point assumed in the derivative contract; or

•	our production is less than our hedged volumes.

The ultimate settlement amount of these unrealized derivative contracts is dependent on future commodity prices. We may incur significant unrealized losses in the future from our use of derivative contracts to the extent market prices increase and our derivatives contracts remain in place.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash from operations and other resources in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. None of these remedies may, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, which could cause us to default on our obligations and could impair our liquidity.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our credit agreement contains a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness and issue certain types of preferred stock;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale or leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or subordinated debt;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with subsidiaries and affiliates; or

•	pursue other corporate activities.

We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our credit agreement. Also, our credit agreement requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control and, as a result, we may be unable to meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. A decline in oil and natural gas prices, or a prolonged period of oil and natural gas prices at lower levels, could eventually result in our failing to meet one or more of the financial covenants under our credit facility, which could require us to refinance or amend the facility resulting in the payment of consent fees or higher interest rates, or require us to raise additional capital at an inopportune time or on terms not favorable to us.

A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our credit agreement. A default under our credit agreement, if not cured or waived, could result in acceleration of all indebtedness outstanding under our credit agreement. The accelerated debt would become immediately due and payable. If that should occur, we may be unable to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

Risks Related to Our Common Stock

We do not currently pay dividends on our common stock and do not anticipate doing so in the future.

We intend to retain any future earnings to fund our operations; therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Also, our credit facility does not permit us to pay dividends on our common stock.

Substantial stock ownership by our executive officers, directors and other affiliates may limit the ability of our non-affiliate stockholders to influence the outcome of director elections and other matters requiring stockholder approval.

Persons who are our officers and directors beneficially own approximately 18% of our outstanding common stock. Accordingly, our insiders will have significant influence in the election of our directors and, therefore, our policies and direction. This concentration of voting power could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock, which could have an adverse effect on our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of December 31, 2010, we had outstanding 78,386,983 shares of common stock. In addition, we have reserved an additional 1,960,271 shares for future issuance to our directors, officers and employees as restricted stock or stock option awards pursuant to our 2006 Long-Term Incentive Plan. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with future acquisitions, future issuances of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

Certain provisions of Delaware law, our certificate of incorporation and bylaws could hinder, delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Certain provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of our company. Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our certificate of incorporation and bylaws include the following provisions:

•	Classified Board of Directors. Our board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of the board of directors.

•	Removal of Directors. Under Delaware law, directors that serve on a classified board, such as our directors, may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote.

•	Number of Directors, Board Vacancies, Term of Office. Our certificate of incorporation and our bylaws provide that only the board of directors may set the number of directors. We have elected to be subject to certain provisions of Delaware law which vest in the board of directors the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. When effected, these provisions of Delaware law, which are applicable even if other provisions of Delaware law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Amending the Bylaws. Our certificate of incorporation permits our board of directors to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Our bylaws also may be amended by the affirmative vote of our stockholders.

•	Authorized but Unissued Shares. Under our certificate of incorporation, our board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

We could issue shares of preferred stock which could be entitled to dividend, liquidation and other special rights and preferences not shared by holders of our common stock or which could have anti-takeover effects.

We are authorized to issue up to 1,000,000 shares of preferred stock, which shares may be issued from time to time in one or more series as our board of directors, by resolution or resolutions, may from time to time determine. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of our preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and Delaware law, our board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of our preferred stock. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock and, therefore, could reduce the value of our common stock.

In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover of us, thereby preserving our control by the current stockholders.

USE OF PROCEEDS

We intend to use all of the net proceeds from the sale of the offered securities to prepay a portion of our $75.0 million second lien term loan dated March 14, 2011. The second lien term loan facility matures in September 2016 and interest is calculated on a variable rate. The present interest rate on the second lien term loan is 11%. We entered into the second lien term loan in connection with our refinancing of our previous credit facility.

The expenses of this offering and the fees of Knight will be paid from the proceeds of this offering.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with KCA under which we may issue and sell up to $25,000,000 of shares of our common stock from time to time through KCA as our sales agent. Sales of the shares of common stock, if any, may be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices and such other sales as agreed upon by us and KCA. As agent, KCA will not engage in any transactions that stabilize our common stock.

KCA, as agent, will use commercially reasonable efforts to solicit offers to purchase the shares of common stock upon receipt of a notice from us specifying the number of shares to be sold and such other matters as may be agreed upon by us and KCA. Subject to the terms and conditions of the equity distribution agreement, KCA will use commercially reasonable efforts to sell on our behalf all of the designated shares of common stock pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. We or KCA may suspend the offering of shares of common stock by notifying the other. The obligation of KCA under the equity distribution agreement to sell shares pursuant to any notice is subject to a number of conditions, which KCA reserves the right to waive in its sole discretion.

KCA, in its capacity as agent, may arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

We will pay KCA a $75,000 facility fee within ten days after execution of the equity distribution agreement and a commission equal to 3% of the gross sales price of any such shares sold through it as agent, as set forth in the equity distribution agreement. We have also agreed to reimburse KCA for its reasonable out-of-pocket expenses, including reasonable legal fees up to $125,000, as provided in the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of common stock sold through KCA, as agent, in at-the-market offerings, the net proceeds to us and the compensation paid by us to KCA in connection with such sales of common stock.

During each period beginning with the date of any notice by us to sell shares and ending after the close of business on the purchase date for the shares referenced in the notice, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for such shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of KCA, other than the shares to be sold hereunder and any of our shares of common stock issued upon the conversion or exercise of any securities outstanding at the beginning of such period or any securities issued pursuant to stock-based compensation plans existing at the beginning of such period.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement by either KCA or us in accordance with the equity distribution agreement.

In connection with the sale of the common stock hereunder, KCA may be deemed to be an “underwriter”’ within the meaning of the Securities Act of 1933, as amended, and the compensation paid to KCA may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to KCA against certain civil liabilities, including liabilities under the Securities Act.

KCA may engage in transactions with, or perform other services for, us in the ordinary course of business.

LEGAL MATTERS

McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, will issue an opinion to us about certain legal matters relating to this offering and the common stock offered hereby. C. David Stinson is a shareholder with the law firm of McAfee & Taft A Professional Corporation and owns 500,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for KCA by Morrison & Foerster, LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the accompanying prospectus have been so incorporated by reference in reliance upon the reports of UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm, as experts in accounting and auditing.

Certain estimates of oil and natural gas reserves incorporated herein by reference were based upon engineering studies prepared by Forrest A. Garb & Associates, Inc., independent petroleum engineers. Such estimates are incorporated by reference herein in reliance on the authority of Forrest A. Garb & Associates, Inc. as an expert in such matters.

PROSPECTUS

$250,000,000

RAM Energy Resources, Inc.

Senior Notes
Convertible Senior Notes
Common Stock
Preferred Stock
Warrants

By this prospectus RAM Energy Resources, Inc. may from time to time offer senior notes, convertible notes, common stock, preferred stock and/or warrants.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will describe the specific terms of the securities we actually offer. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “RAME.”

The aggregate market value of our outstanding common stock held by non-affiliates is $76,647,788, based on 77,967,554 shares of outstanding common stock, of which 38,323,894 are held by non-affiliates, and a per share price of $2.00 per share based on the closing sale price of our common stock on January 12, 2010. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2010

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

Additional statements concerning important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus and in the documents incorporated into this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $250,000,000 including the U.S. dollar equivalent of non-U.S. dollar offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “RAM Energy Resources,” “we,” “us,” and “our” mean RAM Energy Resources, Inc. and its subsidiaries. Unless otherwise stated, the dollar amounts contained in this prospectus and any accompanying prospectus supplement are presented in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Our SEC filings can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials we filed electronically with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov.

The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents we have filed under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including those listed below:

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008;

•	The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 5, 2009 that have been incorporated by reference into our Annual Report on Form 10-K;

•	Our Quarterly Reports on Form 10-Q, as amended, for the quarters ended September 30, 2009, June 30, 2009 and March 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2009, March 16, 2009, March 25, 2009, April 9, 2009, May 11, 2009, July 2, 2009, August 7, 2009, September 21, 2009, October 2, 2009, November 6, 2009 and December 1, 2009;

•	Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our registration statement filed on Form 8A-12G filed with the SEC on April 13, 2004, and any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to G. Les Austin, Chief Financial Officer, RAM Energy Resources, Inc., 5100 Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, telephone (918) 663-2800.

RAM ENERGY RESOURCES, INC.

A summary of our business and operations is included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, which is incorporated herein by reference. Our offices are located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, and our telephone number is (918) 663-2800.

RISK FACTORS

Prior to making a decision to invest in our securities, you should carefully consider the risks discussed under the heading “Risk Factors” in Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 (filed with the SEC on December 4, 2009) and in Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2009 (filed with the SEC on December 4, 2009), both of which are incorporated by reference into this prospectus. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC and incorporated by reference into this prospectus after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

RATIOS OF EARNINGS TO FIXED CHARGES
AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and preferred stock dividends were as follows for the periods indicated in the table below.

	Nine Months
	Ended
	September 30,		Years Ended December 31,
	2009		2008		2007	2006	2005	2004

Ratio of Earnings to Fixed Charges(1)(2)	(4.54	)(4)	(8.13	)(5)	0.56	1.38	1.11	2.93
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)(2)(3)	(4.54	)(4)	(8.13	)(5)	0.56	1.38	1.11	2.93

(1)	“Earnings” is calculated by adding (i) pretax income from continuing operations before adjustment to income from equity investees, (ii) fixed charges, (iii) amortization of interest capitalized, (iv) distributed income of equity investees, and (v) our share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges, and subtracting (x) interest capitalized, (y) preference security dividend requirements of consolidated subsidiaries, and (z) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(2)	“Fixed Charges” is equal to the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.

(3)	We have not paid any preferred stock dividends during the periods indicated.

(4)	Our earnings were insufficient to cover fixed charges by $71.2 million during the nine months ended September 30, 2009.

(5)	Our earnings were insufficient to cover fixed charges by $221.6 million during the year ended December 31, 2008.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures, acquisitions and additions to our working capital.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for a specific use of the net proceeds. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

(1) senior notes;

(2) convertible notes;

(3) common stock and related rights;

(4) preferred stock; and

(5) warrants.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF SENIOR NOTES

This section describes the general terms and provisions of the senior notes that we may issue. The applicable prospectus supplement will describe the specific terms of the senior notes offered through that prospectus supplement as well as any general terms described in this section that will not apply to those senior notes.

Any senior notes issued using this prospectus (“Senior Notes”) will be our direct unsecured senior obligations. The Senior Notes will be issued under an Indenture between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939 (the “Trustee”).

We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indenture for provisions that may be important to you. In the summary below we have included references to article or section numbers of the Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indenture, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indenture.

General

The Indenture provides that Senior Notes in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Senior Notes of any series (Section 2.2). We will determine the terms and conditions of the Senior Notes, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Notes will rank equally with all of our other senior unsecured and unsubordinated debt. The Senior Notes will be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Indenture or subsequently incurred.

The applicable prospectus supplement will set forth the price or prices at which the Senior Notes to be offered will be issued and will describe the following terms of such Senior Notes:

(1) the title of the Senior Notes;

(2) any limit on the aggregate principal amount of the Senior Notes;

(3) the dates on which the principal of the Senior Notes will mature;

(4) the interest rate that the Senior Notes will bear and the interest payment dates for the Senior Notes or the method to determine each;

(5) the place or places where payments on the Senior Notes will be payable;

(6) any terms upon which the Senior Notes may be redeemed, in whole or in part, at our option;

(7) any provisions that would obligate us to repurchase or otherwise redeem the Senior Notes;

(8) any addition to or change in the Events of Default;

(9) whether the Senior Notes are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(10) any addition to or change in the covenants in the Indenture; and

(11) any other terms of the Senior Notes not inconsistent with the provisions of the Indenture .

Conversion Rights

The Senior Notes may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Senior Notes or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Senior Notes.

Denomination, Exchange and Transfer

The Senior Notes of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.1).

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar designated by us for that purpose with respect to any series of Senior Notes and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable prospectus supplement. The security registrar will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. Unless we appoint another security registrar for the Indenture, the Trustee shall serve as security registrar for the Indenture. We can change the security registrar at any time without notice to the holders of the Senior Notes. We are required to maintain an office in the Borough of Manhattan in New York City, New York, where Senior Notes may be surrendered for registration or transfer (Section 4.2).

Global Notes

The Senior Notes of any series will initially be represented, in whole, by one or more global notes (the “Global Notes”) that will have an aggregate principal amount equal to that of the Senior Notes they represent. Each Global Note will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Notes will be issued in registered form and in either temporary or permanent form.

Notwithstanding any provision of the Indenture or any Senior Note described in this prospectus, no Global Note, unless its terms so expressly permit, may be exchanged in whole or in part for Senior Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Note or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Note or has ceased to be qualified to act as such as required by the Indenture, and in either case we fail to appoint a successor Depositary within 90 days; or

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the name of persons other than the Depository.

All Senior Notes issued in exchange for a Global Note or any portion thereof will be registered in such names as the Depositary may direct (Section 2.6).

As long as the Depositary, or its nominee, is the registered holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Note and the Senior Notes that it represents for all purposes under the Senior Notes and the Indenture (Section 2.1). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Note will not be entitled to have such Global Note or any Senior Notes that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for those interests and will not be considered to be the owners or Holders of such Global Note or any Senior Notes that it represents for any purpose under the Senior Notes or the Indenture. All payments on a Global Note will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Senior Notes take physical delivery of such Senior Notes in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Note.

Ownership of beneficial interests in a Global Note will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Senior Notes represented by the Global Note to the accounts of its participants. Ownership of beneficial interests in a Global Note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Note may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Senior Note on any interest payment date will be made to the person in whose name such Senior Note is registered at the close of business on the regular record date for such interest (Section 4.1).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Senior Notes of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Unless we appoint another paying agent for the Indenture, the Trustee shall serve as paying agent for the Indenture. Any other paying agents initially designated by us for the Senior Notes of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a an office in the Borough of Manhattan in New York City, New York, where Senior Notes may be presented for payment (Section 4.2).

Subject to any applicable abandoned property law, all money paid by us to a paying agent for the payment of the principal of or any premium or interest on any Senior Note which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Senior Note thereafter may look only to us for payment (Section 8.6).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to any Person (a “successor Person”), unless:

(1) we are the continuing Person or the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and expressly assumes our obligations on the Senior Notes and under the Indenture by a supplemental indenture executed and delivered to the Trustee prior to the consummation of the transaction, in a form satisfactory to the Trustee;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect to the transaction;

(3) immediately after giving effect to the transaction on a pro forma basis, the Net Worth of the successor Person is at least equal to the our Net Worth immediately prior to such transaction;

(4) each Subsidiary Guarantor shall have executed and delivered to the Trustee, in a form satisfactory to the Trustee, a supplemental indenture confirming the Subsidiary Guarantor’s obligations to pay the principal of and the interest on the Senior Notes pursuant to its Subsidiary Guarantee; and

(5) the Trustee has received in form and substance reasonably satisfactory to the Trustee, an officer’s certificate and an opinion of counsel stating that the transaction and each supplemental indenture in respect thereto comply with the Indenture.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the Indenture with respect to Senior Notes of any series:

(1) failure to pay principal of or any premium on any Senior Note of that series when due;

(2) failure to pay any interest on any Senior Notes of that series when due, continued for 30 days;

(3) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(4) failure to perform any of our other covenants in the Indenture that continues for 30 days after written notice has been given, as provided in the Indenture;

(5) Indebtedness of ourself, or any Restricted Subsidiary, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000;

(6) any judgment or decree for the payment of money in excess of $10,000,000 is entered against us or any Restricted Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(7) the Indenture, the Senior Notes or the Subsidiary Guarantees cease to be, or are asserted by us or a Subsidiary Guarantor not to be, in full force and effect, or shall be declared null and void or unenforceable, or the validity or the enforceability thereof shall be denied or contested by the Company, any Affiliate or any other Person; and

(8) certain events of bankruptcy, insolvency or reorganization affecting us or any Restricted Subsidiary. (Section 6.1).

If an Event of Default (other than an Event of Default described in clause (8) above) with respect to the Senior Notes of any series at the time outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes of that series by notice as provided in the Indenture may declare the principal amount of the Senior Notes of that to be due and payable immediately. If an Event of Default described in clause (8) above with respect to the Senior Notes of any series at the time outstanding occurs, the principal amount of all the Senior Notes of that series will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of 66 2/3% of the principal amount of the then outstanding Senior Notes of that series may, under certain circumstances, rescind such acceleration and it consequences if all Events of Default, other than the non- payment of accelerated principal, premium and interest (or other specified amount), have been cured or waived as provided in the Indenture and the rescission does not conflict with any judgment or decree (Section 6.2). For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders (Section 7.1). The Holders of a majority in principal amount of the outstanding Senior Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes of that series (Section 6.5).

No Holder of a Senior Note of any series will have any right to pursue a remedy with respect to the Indenture, unless:

(1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes of that series;

(2) the Holders of at least 25% in principal amount of the outstanding Senior Notes of that series have made written request to the Trustee to pursue such remedy;

(3) such Holder offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5) during such 60-day period the Holders of 66 2/3% in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

Notwithstanding the foregoing, the right of any Holder to receive payment of principal, premium, if any, and interest on the Senior Notes, on or after the respective due dates expressed in such Senior Notes (including in connection with a redemption or an offer to purchase the Senior Notes pursuant to the terms of the Indenture), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder (Section 6.7). We will be required to furnish to the Trustee annually a certificate by one of our officers as to whether or not we, to such officer’s knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults (Section 4.4).

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Senior Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Note affected thereby:

(1) change the Stated Maturity Date of the principal of, or any installment of principal of or interest on, any Senior Note;

(2) reduce the principal amount of, or any premium or interest on, any Senior Note;

(3) reduce the amount of principal of any Senior Note payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Senior Note;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Senior Note;

(6) reduce the percentage in principal amount of outstanding Senior Notes of any series, the consent of whose Holders is required for modification or amendment of the Indenture or waiver of compliance with certain provisions of the Indenture;

(7) modify such provisions with respect to modification, amendment or waiver;

(8) except as otherwise provided in the Indenture, consent to the assignment or transfer by us or a Subsidiary Guarantor of any of our rights and obligations under the Indenture;

(9) alter, modify or change the ranking of any of the Senior Notes or any Subsidiary Guarantee relative to the payment of other indebtedness or obligations of us or any Subsidiary Guarantor, or otherwise adversely affect the ranking of the Senior Notes or Subsidiary Guarantees; and

(10) release any Subsidiary Guarantee in any manner otherwise than in accordance with the terms of the Indenture, or amend, modify or change any provision of the Indenture (including the Subsidiary Guarantee) which provides for the release of any Subsidiary Guarantee (Section 9.2).

The Holders of 66 2/3% in principal amount of the outstanding Senior Notes of any series may waive compliance by us with certain restrictive provisions of the Indenture (Section 9.2). The Holders of 66 2/3% in principal amount of the outstanding Senior Notes of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each outstanding Senior Note of such series (Section 9.2).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all outstanding Senior Notes of any series issued thereunder, when:

(1) all outstanding Senior Notes of that series that have been authenticated (except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; and

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Senior Notes of that series.

Legal Defeasance and Covenant Defeasance

We may elect, at our option at any time, to have the provisions of Section 8.2, relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or the provisions of Section 8.3 relating to defeasance of certain restrictive covenants applied to the Senior Notes of any series, which we call “covenant defeasance.”

Legal Defeasance.  The Indenture provides that, upon our exercise of our option to have Section 8.2 applied to any Senior Notes, we will be discharged from all our obligations with respect to such Senior Notes (except for certain obligations to convert, exchange or register the transfer of Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold monies for payment in trust) . Such defeasance or discharge may occur only if the conditions set forth below in “Conditions for Legal Defeasance and Covenant Defeasance” are met.

Covenant Defeasance.  The Indenture provides that, upon our exercise of our option to have Section 8.3 applied to any Senior Notes, we may omit to comply with certain restrictive covenants and an Events of

Default with respect to such restrictive covenants will not be deemed to occur in each case with respect to such Senior Notes.

Conditions for Legal Defeasance and Covenant Defeasance.  The following conditions must be met in order for us Legal Defeasance or Covenant Defeasance to occur:

(1) we shall have deposited in trust for the benefit of the Holders of such Senior Notes of money or Government Securities, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes on the respective maturity date or redemption date in accordance with the terms of the Indenture and such Senior Notes;

(2) in the case of legal defeasance, we shall have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Senior Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(3) in the case of covenant defeasance, we shall have delivered to the Trustee an opinion of counsel stating that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 91 days after such deposit;

(5) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

(6) we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940;

(7) we shall have delivered to the Trustee an officers’ certificate stating that the irrevocable deposit referred in clause (1) above was not made by us with the intent of preferring the Holders over any of our other creditors or any of our Subsidiary Guarantors’ creditors with the intent of defeating, hindering, delaying or defrauding our creditors, our Subsidiary Guarantors’ creditors or others;

(8) no event or condition shall exist that would prevent us from making payments of the principal of, or premium, if any, or interest on, the Senior Notes on the date of the irrevocable deposit referred to in clause (1) above or at any time during and ending on the 91st day after the date of such deposit; and

(9) we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with (Section 8.4).

Subsidiary Guarantees

Except for certain of our subsidiaries that are specifically so designated in the Indenture, our subsidiaries will jointly and severally and unconditionally guarantee to the Holders our obligations under the Senior Notes.

Governing Law

The Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York (Section 11.8).

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, $0.0001 par value per share. At January 12, 2010, 77,967,554 shares of common stock and no shares of preferred stock were outstanding. The following is a description of our common and preferred stock.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available, subject to the payment of preferential dividends with respect to any preferred stock that from time to time may be outstanding. In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities and subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding share of our common stock are fully paid and nonassessable.

Preferred Stock

We have an authorized class of preferred stock consisting of 1,000,000 shares, none of which are issued and outstanding. Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of preferred stock from time to time. Our board of directors may designate one or more series of preferred stock. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

(1) the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

(2) the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

(3) the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

(4) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

(5) United States federal income tax consequences applicable to such warrants;

(6) the amount of warrants outstanding as of the most recent practicable date; and

(7) any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as specified in the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as shall in each case be as specified in the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

BOOK ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

(1) a limited-purpose trust company organized under New York Banking Law;

(2) a “banking organization” within the meaning of the New York Banking Law;

(3) a member of the Federal Reserve System;

(4) a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5) a “clearing agency” registered under the Exchange Act.

DTC has also informed us that it was created to:

(1) hold securities for “participants”; and

(2) facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

(2) we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

(3) in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

(1) a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

(2) DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers, including our affiliates and shareholders, or in a rights offering, (iii) through agents or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

(1) the terms of the offering;

(2) the names of any underwriters, dealers or agents;

(3) the name or names of any managing underwriter or underwriters;

(4) the purchase price of the securities;

(5) the net proceeds from the sale of the securities;

(6) any delayed delivery arrangements;

(7) any underwriting discounts, commissions and other items constituting underwriters’ compensation;

(8) any discounts or concessions allowed or re-allowed or paid to dealers; and

(9) any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over — allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over — allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

LEGAL MATTERS

McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, will issue an opinion to us about certain legal matters relating to the securities. C. David Stinson is a shareholder with the law firm of McAfee & Taft A Professional Corporation and owns 500,000 shares of our common stock.

EXPERTS

The consolidated financial statements of RAM Energy Resources, Inc. as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the effectiveness of RAM Energy Resources, Inc.’s internal control over financial reporting as of December 31, 2008, incorporated herein by reference from our annual report on Form 10-K, as amended, for the year ended December 31, 2008, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm, as experts in accounting and auditing.

Certain estimates of oil and natural gas reserves incorporated herein by reference were based upon engineering studies prepared by Williamson Petroleum Consultants, Inc., independent petroleum engineers, and Forrest A. Garb & Associates, Inc., independent petroleum engineers. Each such estimate is incorporated by reference herein in reliance on the authority of each of the respective firms as an expert in such matters.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, under which we are incorporated, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eight of our Amended and Restated Certificate of Incorporation, as well as Article VII of our Amended and Restated Bylaws, provide indemnification of directors, officers and agents to the extent permitted by the Delaware General Corporation Law. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

RAM ENERGY RESOURCES, INC.

Up to $25,000,000 of Shares of Common Stock

March 17, 2011

Knight